Exhibit 8.1

August 8, 2012

Entertainment Properties Trust

30 West Pershing Road, Suite 201

Kansas City, MO 64108

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

as Representatives of the several Underwriters

Re:	Entertainment Properties Trust: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering and sale by the Company of $350,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2022, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on March 17, 2010 (File No. 333-166523) (as amended by Post-Effective Amendment No. 1 to the registration statement on Form S-3, the “Registration Statement”), the prospectus dated March 16, 2010 (the “Prospectus”), the preliminary prospectus supplement dated August 1, 2012 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement dated August 1, 2012 (the “Final Prospectus Supplement”). The Company is a real estate investment trust organized under the laws of the State of Maryland primarily for the purpose of acquiring and leasing certain real estate.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the federal income tax status of the Company’s Partnerships (as defined in the attached Officers’ Certificate dated August 8, 2012); (iii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “U.S. Federal Income Tax Considerations” in the Prospectus, as amended and supplemented by the discussion contained under the caption “Certain U.S. Federal Income Tax Considerations” in the Preliminary Prospectus Supplement; and (iv) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “U.S. Federal Income Tax Considerations” in the Prospectus, as amended and supplemented by the discussion contained under the caption “Certain U.S. Federal Income Tax Considerations” in the Final Prospectus Supplement.

Entertainment Properties Trust

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

August 8, 2012

In connection with rendering this opinion, we have reviewed such documents and made such inquiries as we have deemed appropriate for purposes of rendering this opinion. The Company has delivered certain representations to us as set forth in an Officers’ Certificate dated August 8, 2012 (the “Officers’ Certificate”), and, with the Company’s permission, we have relied upon such representations in giving this opinion. In rendering this opinion, we have assumed, with your consent, that (i) the statements and representations set forth in the Officers’ Certificate are true and correct, and (ii) the Officers’ Certificate has been executed by appropriate and authorized officers of the Company. Although we have not independently investigated the representations to us set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers’ Certificate.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, it is our opinion that (i) beginning with its taxable year ended December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification and taxation (and the Company has qualified) as a REIT for U.S. federal income tax purposes, and its current and proposed method of operation (as represented in the Officers’ Certificate, and as described in the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for the current and subsequent taxable years; (ii) the Company’s current method of operation (as represented in the Officers’ Certificate, and as described in the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement) will enable the Partnerships (as defined in the Officers’ Certificate) to be treated for U.S. federal income tax purposes as partnerships (or disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships; (iii) the statements in the Prospectus under the caption “U.S. Federal Income Tax Considerations,” as amended and supplemented by the statements in the Preliminary Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects; and (iv) the statements in the Prospectus under the caption “U.S. Federal Income Tax Considerations,” as amended and supplemented by the statements in the Final Prospectus Supplement under the caption “Certain U.S. Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

Any variation or difference in the facts from those set forth in the Officers’ Certificate may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed

Entertainment Properties Trust

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Barclays Capital Inc.

August 8, 2012

under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy such requirements.

We confirm the accuracy of the discussion under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement and Prospectus and the captions “Certain U.S. Federal Income Tax Considerations” and “Legal Matters” in the Preliminary Prospectus Supplement and the Final Prospectus Supplement and we consent to the reference to our firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement and the attachment of this opinion as an exhibit to the Registration Statement.

This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court. This opinion shall not be construed as or deemed to be a guarantee or insuring agreement. We disclaim any obligation to update this opinion for developments which may occur subsequent to the date hereof.

Very truly yours,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP